Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

PROVENTION BIO, INC.

FIRST: The name of the corporation is: Provention Bio, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is: 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent for service of process in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any and all lawful acts or activities for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 103,000,000, all of which shares shall be common stock each having a par value of $0.0001 per share.

FIFTH: In addition to the powers and authority herein before or by statute expressly conferred upon them, the board of directors of the Corporation (the “Board of Directors”) is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Third Amended and Restated Certificate of Incorporation and the bylaws of the Corporation.

SIXTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained in this Third Amended and Restated Certificate of Incorporation, the bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors, but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Corporation shall provide indemnification as follows:

1. To the maximum extent permitted by the DGCL, as the same exists or may hereafter be amended from time to time, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or otherwise. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Notwithstanding the foregoing, a director or officer shall be liable to the extent provided by applicable law (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions of the director or officer not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL with respect to directors, (iv) for any transaction from which the director or officer derived any improper personal benefit or (v) for any action by or in right of the Corporation, in the case of officers only. Neither any amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

2. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. Any amendment, repeal or modification of the foregoing provisions of this Article SEVENTH shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

NINTH: The Board of Directors reserves the right to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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